EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Calvert Responsible Index Series, Inc.:

We consent to the use of our reports, dated November 21, 2018, with respect to the financial statements of Calvert International Responsible Index Fund, Calvert US Large-Cap Core Responsible Index Fund, Calvert US Large-Cap Growth Responsible Index Fund, Calvert US Large-Cap Value Responsible Index Fund, and Calvert US Mid-Cap Core Responsible Index Fund, each a series of Calvert Responsible Index Series, Inc., as of September 30, 2018, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm " in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 24, 2019